Exhibit 10.10

Certain information marked as [xxxxxxxxx] has been excluded from the Agreement because it is both not material and is the type that the registrant treats as private or confidential

NEBULA 360 SERVICES LIMITED

PRIVATE AND CONFIDENTIAL		Hong Kong Office

Ref.:	HK-20240101-Galaxy Payroll	[xxxxxxxxx]

Date:	1 January 2024

To:	Galaxy Payroll Services Limited

Re:	Proposal of EOR Services

THIS AGREEMENT is made and entered into as of January 1, 2024 (“Effective Date”) by and between Galaxy Payroll Services Limited (the “Client”), a limited liability company in Hong Hong having an office and place of business at 25/F., OVEST, 77 WING LOK STREET, SHEUNG WAN, HONG KONG and Nebula 360 Services Limited (“Nebula”), a Limited Liability Company in Hong Kong having an office and place of business at [xxxxxxxxx].

NOW THEREFORE, in consideration of the terms and conditions set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agrees as follows:

1.	SERVICES BY NEBULA

1.1.	Subject to the terms and conditions as set forth in this agreement, Nebula agrees to provide the Client with the services to support the Client on the global market as stated below.

1.2.	Nebula shall in good consultation with the Client onboard and employ as many persons as are necessary for the proper performance of the Client’s services. The Client will control and manage the Nebula persons that will perform services for the Client. Nebula will take care for the salary, tax reporting, and mandatory provident fund administration as well as actual payment with respect to the personnel.

1.3.	As from the effective date of the agreement Nebula shall employ the employees for the Client. The employment agreement(s) arising from this will be arranged according to the specific location’s employment ordinance. The employment ordinance will be enforced and respected.

1.4.	For further services like a lease car, mobile phone, laptop, credit card etc. Nebula will also take care if the Client wants the employed employees to be supplied with such tools. In that case Nebula and the Client will set out these further services in a separate appendix.

2.	SERVICES FEES, DISBURSEMENTS

2.1.	The remuneration for the performed services by Nebula shall be all total expenses including salaries; salary related fees, insurances, on a monthly basis and shall be paid in advance prior to the first day of each month. Nebula shall issue an invoice for the service fees to the Client on or before the first day of the month prior to which the services will be performed.

2.2.	The service fee will be USD250 per employee per cycle, minimum USD500 per cycle.

2.3.	The Client will be given full inspection of the books of Nebula with respect to all costs related to the hired persons.

2.4.	Other costs, which can include; lease car, mobile phone, and credit card, will be reimbursed and invoiced separately by Nebula to the Client each month for all costs incurred and paid by Nebula on behalf of the performance of the agreed services. If the Client no longer wants to cooperate with the employees hired in good consultation with the Client for the performance of the Client’s services, all necessary costs, like lawyers costs, court costs and severance, related to the termination of employment contracts of those employees, are estimated as disbursement costs.

2.5.	There is a VAT tax in some countries.

2.6.	All invoices for service fees and disbursements and all payments shall be calculated in USD per agreement of the parties.

2.7.	All invoices shall be paid by the Client to the bank account as directed by Nebula, within 7 days after the date of the invoice.

3.	EVALUATIONS AND REPORTING REQUIREMENTS

3.1.	Nebula shall report on a regular basis to the Client about the status of the services, to identify any issues early in order to meet the expectations of the Client.

3.2.	The Client shall request Nebula for more detailed information if the Client considers it useful or in case of any concerns arise about the services.

3.3.	The Client shall evaluate on a regular basis (at least 2 times per year) with the employee(s), which have been put in charge of the agreed services and supply Nebula with correct and timely written information in issues that effect the employment and/or the services. Evaluation by the Client is essential, because the Client shall control and manage the hired employees on a daily basis. Nebula and the Client are responsible for keeping an adequate file to prevent additional costs as much as possible in case of termination of employee’s employment agreement.

4.	TERM OF AGREEMENT

4.1.	This agreement will be in force for one year from the effective date, and will be automatically extended by another year, unless one of the parties gives notice 1 months before the end of the (renewed) period of one year. Registered letter can only give notice validly. In case of invalid notice the agreement remains in effect.

4.2.	In the event of a material breach of this agreement and failing to cure such breach within thirty days of receiving written notice hereof by one of the parties, the non-breaching party may terminate this agreement immediately. The Client will compensate Nebula for all costs related to the employees in charge for the services under this agreement.

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5.	LIABILITY

5.1.	The Client shall indemnify, defend and hold Nebula harmless from and against any and all claims, demands, suits, losses, damages and liabilities, including interest and reasonable attorney’s fees out of, relating to, or resulting from employee’s performance of the services pursuant to this agreement.

5.2.	All financial, legal and other obligations associated with Nebula’s own ordinary course of business other than its activities as service provider under this agreement are the sole responsibility of Nebula except as provided in this agreement and except where the Client terminates the agreement; in that case the Client shall indemnify and hold Nebula harmless from and against any and all claims, demands, suits, losses, damages and liabilities out of, relating to or resulting from the termination of the agreement

6.	TERMS AND CONDITIONS

6.1.	The general Terms and Conditions of the actual Service Agreement apply to this and all continuations of this contract.

7.	NON-COMPETITION CLAUSE

7.1.	Nebula shall include a non-competition clause in the employment contracts with the employees to be hired to protect the Client’s interest.

8.	APPLICABLE LAW

8.1.	This Agreement shall be deemed to be made and entered into pursuant to the internal laws of the Hong Kong Special Administrative Region (HKSAR) and for all purposes this Agreement shall be construed and interpreted in accordance with and be governed by the law of HKSAR.

8.2.	Any dispute, controversy or claim arising under, out of, or relating to this agreement and any subsequent amendments of this agreement shall, if possible, be finally settled amicably by negotiation between the parties, failing which it shall be referred to the competent court in Hong Kong.

9.	MISCELLANEOUS

9.1.	This agreement shall contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof. Any verbal statements or representations or prior written matter with respect hereto shall have no force or effect.

9.2.	If any part of this agreement is found or held to be invalid, the remainder of this agreement shall be valid and enforceable and the parties shall negotiate in good faith a substitute provision that most nearly affects parties’ intent in entering this agreement.

9.3.	No alteration, amendment or other change of this agreement shall be valid unless both parties have agreed such upon in writing.

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IN WITNESS WHEREOF, the parties acknowledge that each has fully read and understood this Agreement, and, intending to be legally bound thereby, executed this Agreement on the date set forth above.

For and on behalf of

Nebula 360 Services Limited

/s/ Raymond Lao
Authorized signature	Date: January 1, 2024
Raymond Lao

For and on behalf of

Galaxy Payroll Services Limited

/s/ Frank Lao
Authorized Signature	Date: January 1, 2024
Frank Lao

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